Exhibit 5.2

Will H. Cai

+852 3758 1210

wcai@cooley.com

July 23, 2020

21Vianet Group, Inc.

Guanjie Building Southeast 1st Floor

10# Jiuxianqiao East Road

Chaoyang District

Beijing, 100016

Ladies and Gentlemen:

We have acted as special U.S. counsel to 21Vianet Group, Inc., a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with a Registration Statement on Form F-3 (the “Registration Statement”), filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) on July 23, 2020. The Company has provided us with a prospectus (the “Prospectus”) which forms part of the Registration Statement. The Prospectus may be amended from time to time in connection with one or more post-effective amendments to the Registration Statement, and the Prospectus provides that it will be supplemented in the future by one or more prospectus supplements (each, a “Prospectus Supplement”). The Registration Statement, as amended from time to time, including the Prospectus, as supplemented from time to time by one or more Prospectus Supplements, will provide for the registration by the Company of:

•                Class A ordinary shares, par value of US$0.00001 each, of the Company (the “Ordinary Shares”); and

•                debt securities, in one or more series (the “Debt Securities”), which may be issued pursuant to an indenture to be dated on or about the date of the first issuance of Debt Securities thereunder, by and between a trustee to be selected by the Company (the “Trustee”) and the Company, in the form filed as Exhibit 4.6 to the Registration Statement, as such indenture may be supplemented from time to time (the “Indenture”); and

The Ordinary Shares and the Debt Securities are being registered for offering and sale from time to time pursuant to Rule 415 under the Securities Act.

In connection with this opinion, we have examined and relied upon originals, or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters.

In rendering this opinion, we have assumed the genuineness of all signatures; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents.

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Our opinion herein is expressed solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any particular jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We have assumed that (i) the Company is validly existing under the laws of the Cayman Islands, has the corporate power to enter into and perform its obligations under the Debt Securities and the Indenture in accordance with their respective terms, (ii) upon issuance, the Company will have duly authorized, executed and delivered the Debt Securities and the Indenture in accordance with its organizational documents and the laws of the Cayman Islands, (iii) any Ordinary Shares issued upon conversion of the Debt Securities will be duly authorized, validly issued, fully paid and non-assessable, and (iv) the execution, delivery and performance by the Company of its obligations the Debt Securities and the Indenture will not violate the laws of the Cayman Islands or any other applicable laws (excepting from such assumption the laws of the State of New York). We have also assumed that any Debt Securities offered under the Registration Statement and the related Indenture are executed in the forms filed as exhibits to the Registration Statement or incorporated by reference therein.

On the basis of the foregoing and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that, provided that (i) the Registration Statement and any required post-effective amendment thereto have become effective under the Securities Act and the Prospectus and any and all Prospectus Supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the Indenture in substantially the form filed as an exhibit to the Registration Statement, has been duly authorized by the Company and the Trustee by all necessary corporate action; (iii) the Indenture in substantially the form filed as an exhibit to the Registration Statement, has been duly executed and delivered by the Company and the Trustee and has been qualified under the Trust Indenture Act of 1939, as amended; (iv) the issuance and terms of the Debt Securities have been duly authorized by the Company by all necessary corporate action; (v) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company, so as to be in conformity with the Company’s memorandum and articles of association, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (vi) the notes representing the Debt Securities have been duly executed and delivered by the Company and authenticated by the Trustee pursuant to the Indenture and delivered against payment therefor, then the Debt Securities, when issued and sold in accordance with the Indenture and a duly authorized, executed and delivered purchase, underwriting or similar agreement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus which forms part of the Registration Statement. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

COOLEY LLP

By:	/s/ Will H. Cai
Will H. Cai